Exhibit 10.1
First Amendment to Employment Contract
     This First Amendment to the Employment Agreement (the “Amendment”) between FIRST GEORGIA BANKING COMPANY (the “Bank”) and W. BRETT MORGAN (“Employee”) is made and entered into as of October 1, 2010.
W I T N E S S E T H:
     WHEREAS, the Bank and Employee have entered into an Employment Agreement dated December 15, 2008 (the “Agreement”) whereby Employee was originally employed as the Chief Lending Officer of the Bank;
     WHEREAS, on March 19, 2010 Employee was appointed as the Bank’s interim Chief Executive Officer and on August 9, 2010 Employee was appointed as the Bank’s permanent Chief Executive Officer;
     WHEREAS, on September 16, 2010 the Board of Directors of the Bank voted to increase Executive’s annual base salary, retroactive to March 22, 2010, to reflect his new position and increased responsibilities, and to make certain other adjustments to his compensation package as outlined in this Amendment;
     WHEREAS, the Bank and Executive desire to amend the Agreement to reflect these changes to Executive’s employment status;
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Agreement is hereby amended as follows:
I.
     Effective as of August 9, 2010, Section 1 of the Agreement is deleted in its entirety and replaced with the following:
     “1. Employment. For the Term of Employment, as hereinafter defined, the Bank agrees to employ Employee as its Chief Executive Officer, and Employee agrees to accept such employment and to perform such duties and functions as the Board of Directors of the Bank may assign to Employee from time to time. Employee agrees to devote his full business time, attention, skill and efforts to the business of the Bank, and shall perform his duties in a trustworthy and businesslike manner, all for the purpose of advancing the interests of the Bank.”
     Following the effective time of the amendment described above, all references in the Agreement to Employee’s title shall thereafter be deemed to refer to Employee’s title as Chief Executive Officer.
II.
     Effective as of March 22, 2010, Section 3.1 of the Agreement is deleted in its entirety and replaced with the following:
     “3.1 Base Salary. During the Term of Employment, Employee shall be paid an annual base salary (hereinafter “Base Salary”) of $240,000, which shall be paid in equal installments in accordance with the Bank’s normal pay practices, but not less frequently than monthly. Employee’s salary shall be reviewed by the Board of Directors of the Bank (or a compensation committee of the Board) annually and may be adjusted as determined by the Board of Directors of the Bank.”
     The retroactive portion of such increase shall be payable by the Bank to Employee evenly from September 16, 2010 through December 31, 2010 (in additional to his normal salary).
III.
     Effective as of September 16, 2010, Section 3.4 of the Agreement is deleted in its entirety and replaced with the following:
     “3.4 Additional Benefits. During the Term of Employment, Employee shall be provided with such employee benefits and benefit levels, including family health, dental, vision and life (including a minimum of $1,000,000 term life insurance with one or more beneficiaries selected by Employee) and disability insurance, a car allowance of $12,000 per year, and membership in social, professional and civic clubs which the Board of Directors in its discretion determines to be in keeping with a level commensurate with a financial institution in a similar environment. These benefits shall be provided and maintained at a level of not less than what is in effect at the time this Agreement is executed.
     Throughout the Term of Employment, Employee shall also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder.
     During the Employee’s Term of Employment hereunder, Employee shall receive four (4) weeks paid vacation during each year of employment.”
IV.
     As herein amended, the Agreement continues in full force and effect.
     IN WITNESS WHEREOF, the Bank and Employee have caused this Amendment to be executed effective as of the day and year first above written.

Date: November 15, 2010	FIRST GEORGIA BANKING COMPANY
/s/ George B. Hamil
George B. Hamil
Chairman of the Board of Directors

Date: November 15, 2010	EMPLOYEE:
/s/ W. Brett Morgan
W. Brett Morgan
Chief Executive Officer